Exhibit 99.1

[TYREE HOLDINGS, CORP. LOGO]

                                Company Statement

From:   Tyree Holdings, Corp.

Re:     Chapter 11 Bankruptcy Filing by Getty Petroleum Marketing, Inc.

Date:   December 9, 2011

Tyree acknowledges the recent news announcement by Getty Petroleum Marketing, Inc. which states it and its subsidiaries have filed a voluntary petition for Chapter 11 reorganization in the United States Bankruptcy Court for the Southern District of New York.

This type of filing affords Getty Petroleum Marketing, Inc. time to address its debt problems while maintaining its present business.

On December 5, 2011, the United States Bankruptcy Court for the Southern District of New York approved Tyree as a ""critical vendor"." This status allows Tyree to continue its normal business relationship with Getty Petroleum Marketing, Inc., by allowing Tyree to be paid for services provided prior to the bankruptcy filing to the extent made after its designation as a critical vendor. The order does not apply to payments made to Tyree prior to the Chapter 11 filing. This designation was sought for by Getty and readily welcomed by Tyree. Additionally, with respect to post-petition services to Getty Petroleum Marketing, Inc., Tyree is entitled to 100% payment for such services in the ordinary course of Getty Petroleum Marketing, Inc.'s business.

Additionally, Tyree has engaged the law firm of Crowell & Moring LLP to ensure it is adequately represented and its rights are protected throughout Getty Petroleum Marketing, Inc.'s Chapter 11 reorganization.

Tyree continues to maintain its current level of operations, and to meet its obligations to our suppliers, vendors and customers.